Exhibit 99.1

For Immediate Release

Limoneira Appoints Mark Palamountain As Chief Financial Officer

SANTA PAULA, CA, December 5, 2017 - Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, Arizona and Chile today announced that it will name Mark Palamountain as its new Chief Financial Officer, Treasurer and Corporate Secretary, effective January 8, 2018. Mr. Palamountain will replace Limoneira’s Chief Financial Officer, Joe Rumley, who announced his decision to pursue other opportunities on September 26th after serving in this role since 2010.

Mr. Palamountain most recently served as Limoneira’s Senior Director of Agriculture Operations and has been with the Company since 2012. He has been instrumental in building and managing a deep pipeline of acquisition activities and successfully acquired over 3,000 new acres, created and implemented Limoneira’s “Net Zero” renewable energy portfolio expansion, managing capital growth strategies and acreage redevelopment activities and worked directly with all investor relations activities,

Prior to joining Limoneira, Mr. Palamountain was CEO and Founder of Perpetual Power LLC, a leading solar integration company specializing in finance and product technology. From 2003 to 2008, he served as a Managing Director, Head of Nasdaq trading for Broadpoint Securities where he was responsible for all trading desk management functions for a team of 25 traders. Between 2001 and 2003, Mr. Palamountain was Principal at Thomas Weisel Partners and from 1997 to 2001, he was a trader at JPMorgan Chase.

“We are excited about Mark’s transition to the role of Chief Financial Officer and would like to thank Joe for his work in establishing a strong financial reporting infrastructure at Limoneira,” said Harold Edwards, Limoneira’s President and Chief Executive Officer. “Mark has been a valued member of our leadership team in his nearly six years with the Company, leading our business development efforts and renewable energy initiatives, as well as managing our agriculture operations. Combined with his background in capital markets, he will be well suited to execute the Company’s capital allocation framework and ensure we are maximizing value for shareholders.”

Mr. Palamountain commented, “I look forward to leveraging my capital markets and operational experience to continue building upon Limoneira’s strong heritage in the citrus industry. Over the past number of years our team has put the elements in place to significantly grow our agribusiness operations in the coming years following a series of investments in new orchards and infrastructure. I look forward to the opportunities that are ahead for Limoneira and our long-term shareholders.”

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with over 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investor Contact:
ICR
John Mills, 646-277-1254
Managing Partner

Media Contact:

John Chamberlain, 805-708-0364

Limoneira